Exhibit 4.69

English Translation

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

BUSINESS OPERATION AGREEMENT

Among

Shenzhen 7Road Network Technologies Co., Ltd.

Shenzhen 7Road Technology Co., Ltd.

Beijing Gamease Age Digital Technology Co., Ltd.

Kai Cao

Zhiyi Yang

Chunyan Long

and

Shuqi Meng

June 26, 2012

BUSINESS OPERATION AGREEMENT

This Business Operation Agreement (hereinafter referred to as “this Agreement”) is entered into among the following parties in Shenzhen, People’s Republic of China (“China” or “PRC”) as of June 26, 2012:

Party A:	Shenzhen 7Road Network Technologies Co., Ltd., with the registered address of 7F, Matsunichi Hi-Tech Building, 9996 Shennan Boulevard, Nanshan District, Shenzhen; and the legal representative of Tao Wang;

Party B:	Shenzhen 7Road Technology Co., Ltd., with the registered address of 8-9F, Matsunichi Hi-Tech Building, 9996 Shennan Boulevard, Nanshan District, Shenzhen, China; and the legal representative of Tao Wang;

Party C:	Beijing Gamease Age Digital Technology Co., Ltd., with the address of Floor 2, East Tower, Jingyan Hotel, No. 29 Shijingshan Road, Shijingshan District, Beijing; and the legal representative of Tao Wang;

Party D:	Kai Cao, with the address of *; and ID number of *;

Party E:	Zhiyi Yang, with the address of *; and ID number of *;

Party F:	Chunyan Long, with the address of *; and ID number of *;

Party G:	Shuqi Meng, with the address of * ; and ID number of *.

(In this Agreement, all Parties are called collectively as the “Parties” and respectively as a “Party”.)

WHEREAS:

1.	Party A is a wholly foreign-owned enterprise duly incorporated under the PRC law, which has technological expertise and practical experience with respect to the development and design of computer software, and rich experience and professional technicians with respect to information technology and services;

2.	Party B is a limited liability company duly incorporated under the PRC law, engaging in the development and operation of Web games;

3.	Party C is a limited liability company duly incorporated under the PRC law and the shareholder of Party B, holding 68.258% equity interest in Party B;

The symbol ‘ * ’ in this exhibit indicates places where information has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

4.	Party D, Party E, Party F and Party G are PRC citizens and the shareholders of Party B, in which Party D, Party E, Party F and Party G owns 25.59% , 2.09%, 2.09% and 1.972% equity interests of Party B, respectively;

5.	Party A has established a business relationship with Party B by entering into an Technology Support and Utilization Service Agreement and Service and Maintenance Agreement (collectively, “Services Agreement”); Party B, pursuant to such agreements, is liable to pay a certain amount of money to Party A. Therefore, both parties are aware that the daily operation of Party B will have a material effect on its capacity to pay such payable account to Party A;

6.	The parties hereby agree to further clarify, through this Agreement, the matters in connection with Party B’s operation pursuant to provisions herein.

NOW, THEREFORE, through friendly negotiations, the Parties hereby agree as follows:

1.	To assure the performance of the various operation agreements between Party A and Party B, including but not limited to the performance of the Services Agreement and the payment of the payables accounts by Party B to Party A, Party B together with its shareholders hereby jointly agree that Party B shall not conduct any transaction which may materially affect its assets, obligations, rights or the company’s operation without the prior written consent from Party A, including but not limited to the following contents:

1.1	To enter into, inherit, guarantee or approve any debt, unless (i) incurred during the ordinary course of business other than through a loan debt; and (ii) debt disclosed to Party A and with the written consent of Party A.

1.2	to enter into any material contracts, excluding contracts entered into during the ordinary course of business (for purpose of this clause, a contract value of more than RMB100,000.00 shall be deemed a material contract);

1.3	to sell any asserts or to confer on or assign any rights to any third party;

1.4	to provide a loan or security in any manner to any third party;

1.5	to assign to any third party its business agreements.

2.	Party B’s shareholders, further covenant to the following:

2.1	not to sell, transfer, mortgage or dispose in any other manner of their legitimate or beneficial equity interests in Party B, or to agree to such actions on Party B’s shareholders meeting or to allow to create other security interests on it without Party A’s written consent, except for Party A and/or its designated person;

2.2	not to approve any shareholders’ resolution which may result in Party B’s merger or combination with, buy or investment in or being purchased by any other person (other than Party A or its designated person) without Party A’s written consent;

2.3	not to take any action/inaction that may materially affect the assets, business and liabilities of Party B without Party A’s prior written consent; upon the execution of this Agreement, not to sale, transfer, mortgage or dispose, in any other form, any asset, legitimate or beneficial interest of Party B’s business or income, or to approve any other security interest set on it without the prior written consent of Party A;

2.4	in order to keep the ownership of Party B’s equity interest, to execute all necessary or appropriate documents, take all necessary or appropriate actions, make all necessary or appropriate claims and defend against all claims;

2.5	not to request Party B or approve at any shareholder’s meeting to distribute dividends or profits to the shareholders without Party A’s written consent;

2.6	not to supplement, amend or modify the articles of association of Party B, or to increase or decrease the registered capital of Party B, or to change the capital structure of Party B in any way without Party A’s written consent;

2.7	agree to execute the Power of Attorney attached hereto and cause his spouse to execute the Consent Letter as requested by Party A upon the execution of this Agreement and within the term of this Agreement; and

2.8	excise his right as the shareholder of Party B only under the special written authorization of Party A and in accordance with the requirements of Party A.

3.	In order to ensure the performance of the various operation agreements between Party A and Party B, including but not limited to the performance of the Services Agreement and the payment of the various payables by Party B to Party A, Party B together with its shareholders hereby jointly agree to accept, from time to time, the corporate policy advice and guidance provided by Party A in connection with the employment and dismissal of the company’s employees, daily operation, financial management and so forth.

4.	Party B together with its shareholders hereby jointly agree that Party B’s shareholders shall appoint the persons recommended by Party A as the directors of Party B, and Party B shall appoint Party A’s senior managers as Party B’s General Manager, principal financial officer, and other senior officers. If any of the above senior officers leaves or is dismissed by Party A, he or she will lose the qualification to take any position in Party B and Party B shall appoint other senior officers of Party A recommended by Party A to assume such position. In such circumstance, the person recommended by Party A should comply with the stipulation on the statutory qualifications of directors, General Manager, principal financial officer, and other senior officers pursuant to applicable law.

5.	Party B shall seek a guarantee from Party A first if it needs any guarantee for its performance of any contract or loan of working capital during the course of operation. In such case, Party A shall have the right but not the obligation to provide the appropriate guarantee to Party B at its own discretion. If Party A decides not to provide such guarantee, Party A shall issue a written notice to Party B in a timely manner and Party B shall seek a guarantee from a third party with the written consent from Party A.

6.	Party A may at any time require Party B to assign the intellectual property owned by Party B to Party A and /or its designated person, the consideration of transfer should be subject to the negotiation of both Parties.

7.	In the event that any of the agreements between Party A and Party B terminates or expires, Party A shall have the right but not the obligation to terminate all agreements between Party A and Party B including but not limited to the Services Agreement.

8.	In the event that Party B, Party D, Party E, Party F, Party G fails to perform or to properly perform the obligation under this Agreement, the foregoing parties shall undertake joint liability for Party A’s loss caused by their default, but if Party B fails to perform or to properly perform the obligation due to the reason of Party C under this Agreement, Party D, Party E, Party F, Party G shall not undertake joint liability.

9.	Party B shall not assign its rights and obligations under this Agreement to any third party without the prior written consent of Party A; Party A may assign its rights and obligations under this Agreement as it needs and such transfer shall only be subject to a written notice sent to Party B by Party A, and no further consent from Party B will be required.

10.	Each party shall bear any and all tax and costs incurred by or imposed on the Party in the preparation, execution and completion of this Agreement in accordance with PRC law.

11.	All parties acknowledge and confirm that any oral or written materials communicated pursuant to this Agreement are confidential documents. All parties shall keep secret of all such documents and not disclose any such documents to any third party without the prior written consent from the other parties unless under the following conditions: (a) such documents are known or shall be known by the public (excluding if the receiving party discloses such documents to the public without authorization); (b) any documents required to be disclosed in accordance with applicable laws or rules or regulations of stock exchange; or (c) if any documents required to be disclosed by any party to its legal counsel or financial consultant for the purpose of the transaction described in this Agreement, such legal counsel or financial consultant shall also comply with the confidentiality as stated hereof. Any disclosure by employees or agencies employed by any party shall be deemed the disclosure of such party and such party shall assume the liabilities for its breach of contract pursuant to this Agreement. This Article shall survive whether this Agreement is void, amended, cancelled, terminated or unable to be performed.

12.	Notices or other communications required to be given by any party pursuant to this Agreement shall be made in writing and delivered personally or sent by registered mail or postage prepaid mail or by a recognized courier service or by facsimile transmission to the address of each party or both parties as set forth below or other address of the party or of the other addressees specified by such party from time to time. The date when the notice is deemed to be duly served shall be determined as follows: (a) a notice delivered personally is deemed duly served upon the delivery; (b) a notice sent by mail is deemed duly served the seventh (7th) day after the date when the air registered mail with postage prepaid has been sent out (as is shown on the postmark), or the fourth (4th) day after the delivery date to the internationally recognized courier service agency; and (c) a notice sent by facsimile transmission is deemed duly served upon the receipt time as is shown on the transmission confirmation of relevant documents.

Party A:	Shenzhen 7Road Network Technologies Co., Ltd.

Address:	7F, Matsunichi Hi-Tech Building, 9996 Shennan Boulevard, Nanshan District, Shenzhen.
Post Code:	518057
Contact:	Zhiyi Yang
Fax:	0755-86199356

Party B:	Shenzhen 7Road Technology Co., Ltd.

Address:	8-9F, Matsunichi Hi-Tech Building, 9996 Shennan Boulevard, Nanshan District , Shenzhen.
Post Code:	518057
Contact:	Kai Cao
Fax:	0755-86199356

Party C:	Beijing Gamease Age Digital Technology Co., Ltd.

Address:	2F, East Tower, Jingyan Hotel, No. 29 Shijingshan Road, Shijingshan District, Beijing.
Post Code:	100043
Contact:	Jie He
Fax:	010-68870371

Party D:	Kai Cao

Address:	7-9F, Matsunichi Hi-Tech Building, 9996 Shennan Boulevard, Nanshan District , Shenzhen.
Post Code:	518057
Fax:	0755-86199356

Party E:	Zhiyi Yang

Address:	*.
Post Code:	*
Fax:	0755-86199356

Party F:	Chunyan Long

Address:	*.
Post Code:	*
Fax:	0755-86199356

Party G:	Shuqi Meng

Address:	*.
Post Code:	*
Fax:	0755-86199356

13.	The conclusion, validity, performance, interpretation, termination and settlement of dispute of this Agreement shall be governed by the PRC law.

14.	The parties hereto shall in good faith strive to settle any dispute arising from the interpretation or performance of this Agreement. In the event the parties cannot reach agreement within sixty (60) days after such dispute is raised, each party can submit such matter to China International Economic and Trade Arbitration Commission Shanghai Commission in accordance with its then effective rules. The arbitration shall take place in Shanghai. The arbitration award shall be final conclusive and binding upon both parties. If any dispute is in process of arbitration, other than the matters in dispute, the Parties shall perform the other rights and obligation pursuant to this Agreement.

15.	This Agreement shall be executed by the Parties or a duly authorized representative of each Party as of the date first written above and become effective simultaneously.

16.	The parties confirm that this Agreement shall constitute the entire agreement of the parties with respect to the subject matters therein and supersedes and replaces all prior or contemporaneous verbal and written agreements and understandings.

The symbol ‘ * ’ in this exhibit indicates places where information has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

17.	Any amendment and supplement of this Agreement shall be made in writing. The amendment and supplement duly executed by all parties shall be deemed as a part of this Agreement and shall have the same legal effect as this Agreement.

18.	All provisions of this Agreement are severable. If any provision of this Agreement is judged as void, invalid or unenforceable, the validity, legality and enforceability of the other provisions hereof are not affected or impaired in any way.

19.	This Agreement shall bind on and benefit the Parties, the successor and the transferees allowed by each Party.

20.	The term of this agreement is ten (10) years unless early termination occurs in accordance with relevant provisions herein or in any other relevant agreements reached by all parties. This Agreement may be extended only upon Party A’s written confirmation prior to the expiration of this Agreement and the extended term shall be determined by Party A at its sole discretion. During the aforesaid term, if Party A or Party B is terminated at expiration of the operation term (including any extension of such term) or by any other reason, this Agreement shall be terminated upon such termination of such party, unless such party has already assigned its rights and obligations in accordance with Article 9 hereof.

21.	This Agreement shall be terminated on the expiration date unless it is renewed in accordance with the relevant provision herein. During the valid term of this Agreement, Party B shall not terminate this Agreement. Notwithstanding the above stipulation, Party A shall have the right but not the obligation to terminate this Agreement at any time by giving a thirty (30) days prior written notice to Party B.

22.	The Parties agree and confirm the meaning of “Party A’s (written) notice” pursuant to this Agreement means the consent shall be approved by the board of Party A.

23.	The original of this Agreement is in seven (7) copies, each party holds one and all original are equally valid.

IN WITNESS THEREOF each party hereto have caused this Agreement duly executed by itself or a duly authorized representative on its behalf as of the date first written above.

[No text below]

[Signature Page for the Business Operation Agreement]

Party A: Shenzhen 7Road Network Technologies Co., Ltd.

Legal Representative: /s/ Tao Wang

Party B: Shenzhen 7Road Technology Co., Ltd.

Legal Representative: /s/ Tao Wang

Party C: Beijing Gamease Age Digital Technology Co., Ltd.

Legal Representative: /s/ Tao Wang

Party D: /s/ Kai Cao

Party E: /s/ Zhiyi Yang

Party F: /s/ Chunyan Long

Party G: /s/ Shuqi Meng

Appendix: Power of Attorney

Power of Attorney

I,                     , citizen of the People’s Republic of China (the “PRC”) with ID No.                     , is the shareholder of Shenzhen 7Road Technology Co., Ltd. (“7Road Technology”) holding              equity interest in 7Road Technology, hereby irrevocably authorize the person (“Attorney-in-fact”) designated from time to time by written resolution of the Board of Directors of Shenzhen 7Road Network Technologies Co., Ltd. (“7Road Network”) with the following powers and rights during the term of this Power of Attorney:

I hereby appoint the Attorney-in-fact as my exclusive and sole agent to exercise, on my behalf, all shareholder’s rights in accordance with PRC laws and 7Road Technology’s Articles of Association (as amended from time to time), including but not limited to the right to convene the shareholder’s meeting, accept the notice regarding the shareholder’s meeting and its agenda, participate in the shareholder’s meeting and exercise the voting right (including matters such as nominate, elect, or appoint the director, general manager, principal financial officer or other senior management personnel, determine distribution of dividend), to sell or transfer any or all of equity interests held by me in 7 Road Technology.

Such authorization and appointment are based upon the precondition that the Attorney-in-fact is still serving in 7Road Network or its affiliates. Once the Attorney-in-fact loses his title or position in 7Road Network or its affiliates or the Board of Directors of 7Road Network terminate such authorization and appointment by written resolution and written notice, the authorization and appointment made by me hereby shall be no longer in force immediately and the other individual nominated by written resolution of the Board of Directors of 7Road Network shall be authorized to exercise the full aforesaid rights on behalf of myself.

The term of this Power of Attorney is equal to the term of the Business Operation Agreement jointly executed by 7Road Technology, 7Road Network and other parties on June 26, 2012. If the term of Business Operation Agreement terminates early or renews, the term of this Power of Attorney will terminate simultaneously or renew to the same term with the Business Operating Agreement. Within the term of this Power of Attorney, this Power of Attorney shall not be revised or terminated without the written consent of 7Road Network.

(Signature)

June 26, 2012